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FORM 4                                                       OMB APPROVAL
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                                                      OMB Number 3235-0287
                                                      Expires: January 31, 2005
                                                      Estimated average burden
                                                      hours per response:... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(h) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
Igoe              Thomas              D.          M/I Schottenstein Homes, Inc. (MHO)           Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
 2773 Helston Road                                Number of Reporting        Month/Day/Year     Officer (give    Other (Specify
---------------------------------------------     Person, if an Entity       3/6/03             ----        title ---       below)
                 (Street)                         (Voluntary)             ------------------                below)
Columbus             OH              43220                                5. If Amendment,
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Day/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security   2. Trans-   2A. Deem- 3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7. Nature
    (Instr. 3)             action   ed Execu-    tion         or Disposed of (D)           curities Benefi-    ship          of In-
                           Date     tion Date,   Code         (Instr. 3, 4 and 5)          cially Owned        Form:         direct
                                    if any       (Instr. 8)                                Following           Direct        Benefi-
                          (Month/   (Month/                                                Reported            (D) or        cial
                           Day/     Day/      ---------------------------------------      Transaction(s)      Indirect      Owner-
                           Year)    Year)     Code    V       Amount   (A) or   Price      (Instr. 3 and 4)    (I)           ship
                                                                       (D)                                     (Instr. 4)    (Instr.
                                                                                                                             4)
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Common Shares           3/6/03                 M              1,932     A                     5,356               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
          *If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
          Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                -1-
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-   3A. Deemed 4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount
   Security                  sion or      action   Execution     action      Derivative       cisable and     of Underlying
                             Exercise     Date     Date, if      Code        Securities       Expiration      Securities
                             Price of     (Month/  any           (Instr.     Acquired (A)     Date            (Instr. 3 and 4)
                             Deriv-       Day/     (Month/       8)          or Disposed      (Month/Day/
                             ative        Year)    Day/Year)                 of (D)           Year)
                             Security                                        (Instr. 3,
                                                                             4, and 5)     -----------------------------------
                                                                                           Date    Expira-            Amount or
                                                              ---------------------------- Exer-   tion       Title   Number of
                                                                Code  V     (A)     (D)    cisable Date               Shares
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                                                                                                             Common
Phantom Stock (1)          1-for-1       3/6/03                 M                 1,932   3/6/03   3/6/03    Shares   1,932
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
8. Price                     9. Number of           10. Ownership               11. Nature of
   of                           Derivative              Form of                     Indirect
   Deriv-                       Securities              Derivative                  Beneficial
   ative                        Beneficially            Security:                   Ownership
   Secur-                       Owned Following         Direct (D)                  (Instr. 4)
   ity                          Reported                or Indirect (I)
   (Instr. 5)                   Transaction(s)          (Instr. 4)
                                (Instr. 4)
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                                  482                      D
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Explanation of Responses:
(1)  The Phantom Stock units accrued under the M/I Schottenstein Homes, Inc.
     Directors Deferred Compensation Plan.


                                                                          /s/ Phillip G. Creek, Attorney-In-Fact     3-10-03
                                                                          ---------------------------------------   ---------
                                                                            **Signature of Reporting Person           Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                     -2-
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